EXHIBIT 99

News Release For further information contact: Fitzhugh Taylor / Raphael Gross of ICR 203-682-8261 / 203-682-8253

Dave & Buster’s, Inc. Announces Record Setting

Adjusted EBITDA

-Achieves First Quarter Adjusted EBITDA of $42.9 million on Comparable Sales Growth of 1.8%-

DALLAS, TX—(BUSINESS WIRE)—June 17, 2013—Dave & Buster's, Inc., a leading operator of high volume entertainment/dining complexes, today announced financial results for its first quarter of 2013 which ended on May 5, 2013.

Highlights from the first quarter 2013 compared to the first quarter 2012 include:

▪	Comparable store sales increased 1.8%.
▪	Total revenues increased 2.9% to $168.2 million from $163.5 million.
▪	Adjusted EBITDA* increased 8.2% to $42.9 million from $39.7 million.
▪	As a percentage of total revenues, Adjusted EBITDA increased approximately 130 basis points to 25.5%.

* A reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

“We had a solid start to the year during the first quarter as growth in Adjusted EBITDA outpaced our same store sales gain while newer stores contributed positively to our overall financial results,” said Steve King, Chief Executive Officer of Dave & Buster’s, Inc. “As the premier national dining and entertainment venue where guests can enjoy great food and beverages, play exciting games, and watch their favorite sports programming, we pride ourselves on being an attractive option for walk-in guests, parties and corporate functions and were therefore pleased to have grown each of these channels during the quarter. From a profitability standpoint, we leveraged expenses at the store-level and improved our key barometers of performance, Adjusted EBITDA and Adjusted EBITDA margin, while also investing in our business as we prepare for more rapid new unit growth.”

King continued, “Our plans for 2013 include updating some of our facilities as well as building larger and smaller format stores in markets across the country. We are slated to complete seven remodeling projects this year that will serve to reinforce our strong appeal with contemporary designs and enhanced sports viewing areas. We are also on track to open four to six new stores this year. We firmly believe that the dynamic, high-energy and social experience we offer at Dave & Buster’s makes us a compelling destination for guests seeking both a dining and entertainment experience and are confident in our opportunity to grow sales and profits at existing locations while expanding our store footprint.”

Review of First Quarter 2013 Operating Results

Total revenues increased 2.9% to $168.2 million in the first quarter of 2013 compared to $163.5 million in the first quarter of 2012. Across all stores, Food and Beverage revenues increased 2.2% and Amusements and Other revenues increased 3.5%. Due to the 53rd week in fiscal 2012, there is a one-week calendar shift in the comparison of the fiscal first quarter of 2013 to the fiscal first quarter of 2012. The Company estimates that this calendar shift, which resulted in one less high-volume “winter week” during the first quarter of 2013, negatively impacted total revenues by $1.4 million.

Comparable store sales, which has been adjusted to reflect the one-week calendar shift, increased 1.8% in the first quarter of 2013. The increase was driven by a 1.8% increase in comparable walk-in sales and a 1.6% increase in comparable special events business sales. Non-comparable store revenues increased $3.9 million during the first quarter.

Adjusted EBITDA increased 8.2% to $42.9 million in the first quarter of 2013 from $39.7 million in last year’s first quarter. Exclusive of the one-week calendar shift in the quarter, Adjusted EBITDA is estimated to have increased by 10.7%. As a percentage of total revenues, Adjusted EBITDA increased approximately 130 basis points to 25.5%.

Development

The Company anticipates adding four to six new stores in 2013. There were no stores opened in the first quarter. One new store is expected to open late in the second quarter, with the balance scheduled to open throughout the second half of the year.

Total capital expenditures are estimated at $95 million to $105 million and include new store development, seven remodeling projects, new games and maintenance capital.

Conference Call

Management will hold a conference call to discuss these results today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The conference call can be accessed over the phone by dialing 1-888-438-5491 or for international callers by dialing 1-719-325-2458. A replay will be available after the call for one year beginning at 1:00 p.m. Central Time (2:00 p.m. Eastern Time) and can be accessed by dialing 1-877-870-5176 or for international callers by dialing 1-858-384-5517; the passcode is 6527650.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster’s is the premier national owner and operator of 61 high-volume venues that offer interactive entertainment options for adults and families, such as skill/sports-oriented redemption games and technologically advanced video and simulation games, combined with a full menu of high quality food and beverages. Dave & Buster’s currently has stores in 26 states and Canada. For additional information on Dave & Buster’s, please visit www.daveandbusters.com.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.

DAVE & BUSTER'S, INC.

Condensed Consolidated Balance sheets

(in thousands)

ASSETS	May 5, 2013	February 3, 2013
	(unaudited)	(audited)
Current assets:

Cash and cash equivalents	$64,108	$36,117
Other current assets	43,102	55,701

Total current assets	$107,210	$91,818

Property and equipment, net	329,379	337,239

Intangible and other assets, net	375,176	375,496

Total assets	$811,765	$804,553

LIABILITIES AND STOCKHOLDER'S EQUITY

Total current liabilities	$94,235	$92,883

Other long-term liabilities	103,025	107,115

Long-term debt, less current liabilities, net unamortized discount	343,266	343,579

Stockholder's equity	271,239	260,976

Total liabilities and stockholder's equity	$811,765	$804,553

DAVE & BUSTER'S, INC.

Condensed Statements of Operations

(in thousands)

(unaudited)

	13 Weeks Ended		13 Weeks Ended
	May 5, 2013		April 29, 2012

Food and beverage revenues	$80,911	48.1%	$79,144	48.4%
Amusement and other revenues	87,244	51.9%	84,330	51.6%
Total revenues	168,155	100.0%	163,474	100.0%

Cost of products	32,364	19.2%	30,954	18.9%
Store operating expenses	85,620	51.0%	85,491	52.3%
General and administrative expenses	9,724	5.8%	9,017	5.5%
Depreciation and amortization	16,910	10.1%	14,795	9.1%
Pre-opening costs	872	0.5%	150	0.1%
Total operating expenses	145,490	86.6%	140,407	85.9%

Operating income (loss)	22,665	13.4%	23,067	14.1%
Interest expense, net	8,142	4.8%	8,342	5.1%

Income (loss) before provision for income taxes	14,523	8.6%	14,725	9.0%
Provision for income taxes	4,494	2.7%	3,741	2.3%
Net income (loss)	$10,029	5.9%	$10,984	6.7%

Other information:
Company-owned and operated stores open at end of period (1)	61		59

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended	13 Weeks Ended
	May 5, 2013	April 29, 2012

Total net income (loss)	$10,029	$10,984
Add back: Interest expense, net	8,142	8,342
Provision for income taxes	4,494	3,741
Depreciation and amortization	16,910	14,795
EBITDA	39,575	37,862
Add back: Loss on asset disposal	504	336
Share-based compensation	277	292
Currency transaction loss (gain)	53	(47)
Pre-opening costs	872	150
Reimbursement of affiliate expenses	205	201
Deferred amusement revenue and ticket
redemption liability adjustments	1,346	779
Transaction and other costs	100	101
Adjusted EBITDA (2)	$42,932	$39,674

NOTES

(1) The store count excludes one franchise location in Canada. Our location in Dallas, Texas, which was permanently closed on December 17, 2012, was included in our store count for fiscal 2012.

(2) EBITDA, a non-GAAP measure, is defined as net income (loss) before income tax provision (benefit), interest expense (net) and depreciation and amortization. Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA plus (gain) loss on asset disposal, share-based compensation expense, pre-opening costs, reimbursement of affiliate expenses, and other non-cash or non-recurring charges. The company believes that EBITDA and Adjusted EBITDA (collectively, “EBITDA – Based Measures”) provide useful information to debt holders regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that the EBITDA – Based Measures are used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to “Consolidated EBITDA” as defined in our senior secured credit facility and indentures relating to the Company’s senior notes. Neither of the EBITDA – Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. EBITDA and Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.